      As filed with the Securities and Exchange Commission on August 25, 2000
                                                    Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            Suprema Specialties, Inc.
             (Exact name of Registrant as specified in its charter)

                New York                                11-266-2625
     -------------------------------            -------------------------
     (State or other jurisdiction of                  (I.R.S. employer
     incorporation or organization)                identification number)

                              510 East 35th Street
                           Paterson, New Jersey 07543
                                 (973) 684-2900
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                            Mark Cocchiola, President
                            Suprema Specialties, Inc.
                              510 East 35th Street
                           Paterson, New Jersey 07543
                                 (973) 684-2900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                   Copies to:

   Robert J. Mittman, Esquire                    James R. Tanenbaum, Esquire
       Ethan Seer, Esquire                      Jeffrey S. Lowenthal, Esquire
Blank Rome Tenzer Greenblatt LLP                Stroock & Stroock & Lavan LLP
      405 Lexington Avenue                             180 Maiden Lane
    New York, New York 10174                    New York, New York 10038-4982
   Telephone: (212) 885-5000                      Telephone: (212) 806-5400
   Telecopier: (212) 885-5001                     Telecopier: (212) 806-6006

                             ----------------------

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[ ]
       If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to item 11(a)(1) of this Form, check the following box.[ ]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[X] 333-36716
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.[ ]
       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]

                                               CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                                     Proposed          Proposed
                                                                     maximum            maximum         Amount of
             Title of each class of               Amount to be    offering price       aggregate       registration
          Securities to be registered              registered      Per share (1)    offering price(1)       fee
---------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share             115,000(2)        $ 8.00           $920,000           $242.88

Underwriters' warrant, each to
purchase one share of common stock                   10,000           $ .001           $    100                  (3)

Common stock, par value $0.01 per share
issuable upon exercise of the
underwriters' warrants                               10,000(4)        $11.20           $112,000           $ 29.57

Total                                                                                                     $272.45
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as of August 25, 2000.
(2) Includes 15,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(3) Pursuant to Rule 457(g), no fee is being paid.
(4) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of common stock as may become issuable pursuant to anti-dilution provisions contained in the representatives' warrants.
================================================================================

                                EXPLANATORY NOTE

     This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-2 (Commission File No. 333-36716) (the "Registration Statement") filed by Suprema Specialties, Inc. with the Securities and Exchange Commission on May 10, 2000, as amended by Amendment No. 1 to the Registration Statement filed by Suprema with the Commission on May 24, 2000, and as further amended by Amendment No. 2 to the Registration Statement filed by Suprema with the Commission on July 24, 2000, which was declared effective August 24, 2000, are incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Rule 462(b) registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Paterson, State of New Jersey on August 25, 2000.

                                            SUPREMA SPECIALTIES, INC.


                                            By: /s/ Mark Cocchiola
                                                --------------------------
                                                Mark Cocchiola, President


     Each person whose signature appears below hereby authorizes each of Mark Cocchiola and Steven Venechanos or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Rule 462(b) registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   Name                                    Title                                 Date
                   ----                                    -----                                 ----
/s/ Mark Cocchiola                        Chairman of the Board, President, Chief
---------------------------------------   Executive Officer and Director (Principal
Mark Cocchiola                            Executive Officer)                                August 25, 2000


/s/ Paul Lauriero
---------------------------------------   Executive Vice President and Director             August 25, 2000
Paul Lauriero


/s/ Steven Venechanos
---------------------------------------   Chief Financial Officer, and Secretary
Steven Venechanos                         (Principal Financial and Accounting Officer)      August 25, 2000


/s/ Marco Cocchiola
---------------------------------------   Director                                          August 25, 2000
Marco Cocchiola


/s/ Rudolph Acosta
---------------------------------------   Director                                          August 25, 2000
Rudolph Acosta


/s/ Paul DeSocio
---------------------------------------   Director                                          August 25, 2000
Paul DeSocio


/s/ William Gascoigne
---------------------------------------   Director                                          August 25, 2000
William Gascoigne


Exhibit Index

      5.1  Opinion of Blank Rome Tenzer Greenblatt LLP

     23.1  Consent of Blank Rome Tenzer Greenblatt LLP (included in Exhibit 5)

     23.2  Consent of BDO Seidman LLP.